AMCAST INDUSTRIAL CORPORATION

NEWS RELEASE



       AMCAST BOARD OF DIRECTORS ANNOUNCES RESIGNATION OF JOSEPH R. GREWE


DAYTON, OHIO, October 11, 2004 - Joseph R. Grewe, President and CEO of Amcast Industrial Corporation, (AICO.OB), advised the Amcast Board of Directors that he will be resigning his position as an officer and director effective November 1, 2004. Mr. Grewe will be rejoining Saint-Gobain, his former employer.

The Board has accepted Mr. Grewe's resignation with deep regret. The Board stated that they greatly appreciate the exceptional leadership Joe has provided to Amcast during his tenure. Further, they wish him well in his new management role at Saint-Gobain.

Mr. Grewe's responsibilities will be assumed by Byron O. Pond, Amcast's Board Chairman and former CEO. In assuming these duties Mr. Pond stated. "We will certainly miss Joe's leadership at Amcast. The recent sale of the Company's Flow Control business and the Components Group has significantly reduced the size of Amcast. As a result, we feel we will be able to make organizational changes to accommodate the loss of Mr. Grewe's services. The Company's management wishes to thank him for his exemplary service".



Contact--
Media and Investors:  Michael Higgins 937/291-7015